Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS RESULTS FOR
FISCAL 2011 THIRD QUARTER

Third Quarter EPS of $0.75

OSHKOSH, WI — (July 28, 2011) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2011 third quarter net sales of $2.02 billion and net income attributable to Oshkosh Corporation of $68.4 million, or $0.75 per share. This compares with net sales of $2.44 billion and net income of $211.2 million, or $2.31 per share, in the prior year third quarter.

“We are pleased with the progress we made on a number of fronts during our third fiscal quarter, particularly in our access equipment and defense segments,” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “Access equipment sales to external customers grew 44 percent compared to the prior year third quarter and operating income margins in this segment improved to 5.1 percent. We also made substantial progress on our FMTV contract, raising daily production by the end of the quarter to over 20 trucks and approximately 10 trailers, while working to lower our production costs. We are honored to be able to deliver these high-quality vehicles that are used daily by our men and women in the U.S. Army. Our defense business also received more than $700 million in orders for our high performance M-ATVs and related enhancement kits during the third quarter.”

Szews continued, “Additionally, we recently completed a comprehensive, six-month strategic planning process that provides our road map to deliver superior growth and earnings for our shareholders over the economic cycle. We will operate ‘Mission Driven: To Move the World at Work’ as one global team.

“As part of this strategy, we plan to drive through the pending U.S. defense spending decline by capturing the full benefit of the economic recovery expected in our non-defense markets, continuing to pursue market share gains and expanding into emerging markets. We will also continue working with our dedicated employees and business partners to optimize our cost structure. Already, we are executing on a facility optimization strategy to become more

-more-

efficient across our entire company. Early examples of this include the previously announced restructuring actions in our fire & emergency and access equipment segments.”

Szews concluded, “Finally, we will increase our investment in innovative solutions that deliver value for our customers. We remain on track to triple the production rate of our FMTV in 2011, and we are receiving solid feedback on JLG’s 150-foot Ultra Boom, Pierce’s revolutionary Dash® CF fire truck and our fuel-saving CNG-powered refuse collection vehicles from McNeilus, which we expect to continue to translate into strong order generation.”

The Company reported that consolidated net sales in the third quarter of fiscal 2011 decreased 17.1 percent to $2.02 billion compared to the prior year third quarter. The lower sales were largely due to an expected decrease in sales under the MRAP-All Terrain Vehicle (M-ATV) contract, which declined by $884.1 million, offset in part by sales of the Family of Medium Tactical Vehicles (FMTV) in conjunction with the ramp-up of production on that contract and increased demand in the access equipment segment for aerial work platforms and telehandlers.

Operating income decreased to $126.0 million, or 6.2 percent of sales, for the third quarter of fiscal 2011 compared with operating income of $340.5 million, or 14.0 percent of sales, in the prior year third quarter. The decrease in operating income was primarily attributable to the lower M-ATV sales volumes and costs associated with the ramp-up of production on the FMTV contract.

Factors affecting third quarter results for the Company’s business segments included:

Defense — Defense segment sales decreased 34.9 percent to $1.11 billion for the third quarter of fiscal 2011 compared with the prior year third quarter. The decrease was primarily due to the completion of initial production under the M-ATV contract in the first quarter of fiscal 2011, offset in part by the continued ramp-up of production under the FMTV contract. Combined M-ATV related vehicle and parts & service sales totaled $194.6 million in the third quarter of fiscal 2011, a decrease of $884.1 million compared to the third quarter of the prior year when the Company shipped more than 1,500 urgently needed M-ATVs.

Defense segment operating income in the third quarter of fiscal 2011 decreased 63.0 percent to $112.5 million, or 10.2 percent of sales, compared to prior year third quarter operating income of $304.1 million, or 17.9 percent of sales. The decrease in operating income was largely due to the decrease in M-ATV volumes and costs associated with the ramp-up of production on the FMTV contract, which resulted in a loss on that contract during the third quarter of fiscal 2011.

Access Equipment — Access equipment segment(1) sales to external customers increased 44.3 percent to $562.7 million for the third quarter of fiscal 2011 compared to the prior year third quarter primarily as a result of demand for replacement equipment in North America. In addition to sales to external customers, access equipment segment sales in the third quarter of fiscal 2011 and 2010 included intersegment M-ATV related sales to the defense segment of $17.4 million and $316.0 million, respectively. Including sales to the defense segment, access equipment segment sales decreased 18.4 percent for the third quarter of fiscal 2011 compared with the prior year quarter.

Access equipment segment operating income in the third quarter of fiscal 2011 decreased 4.7 percent to $29.5 million, or 5.1 percent of sales, compared to prior year third quarter operating income of $30.9 million, or 4.3 percent of sales. The decline in operating

(1)  During fiscal 2010, in conjunction with the appointment of a new segment president, the Company transferred operational responsibility of JerrDan, the Company’s towing and recovery business unit, from the fire & emergency segment to the access equipment segment. As a result, JerrDan has been included within the access equipment reporting segment for financial reporting purposes. Historical information has been reclassified to include JerrDan in the access equipment segment for all periods presented.

income reflected the decrease in intersegment sales of M-ATVs at high single-digit margins, an increase in production costs as a result of supply chain constraints and inefficiencies associated with previously announced restructuring actions along with higher new product development costs, offset in part by higher volume with external customers.

Fire & Emergency — Fire & emergency segment sales for the third quarter of fiscal 2011 decreased 2.7 percent to $216.0 million compared with the prior year quarter. The decrease in sales primarily reflected lower shipments of fire apparatus, offset in part by an increase in shipments of Aircraft Rescue and Fire Fighting vehicles to the U.S. government. Weak municipal spending in the U.S. was the primary driver of the decrease in fire apparatus sales, with the U.S. market down by approximately 40 percent from its long-term average.

Fire & emergency segment operating income in the third quarter of fiscal 2011 decreased 75.8 percent to $4.4 million, or 2.0 percent of sales, compared to operating income of $18.3 million, or 8.2 percent of sales, in the prior year quarter. Operating results during the third quarter were negatively impacted by lower sales volumes at the Company’s fire apparatus business, costs related to the move of Oshkosh Specialty Vehicles and Medtec Ambulance production to the Company’s facilities in Florida, an increase in production costs in excess of realized price increases and an adverse product mix.

Commercial — Commercial segment sales in the third quarter of fiscal 2011 remained relatively flat compared to the prior year quarter at $158.5 million. Sales from replacement demand for mechanic trucks and telescoping cranes and higher aftermarket parts sales were offset by lower demand for refuse collection vehicles and lower intersegment component sales to the defense segment.

Commercial segment operating income in the third quarter of fiscal 2011 decreased 46.2 percent to $3.7 million, or 2.4 percent of sales, compared to prior year third quarter operating income of $7.0 million, or 4.4 percent of sales. The decrease in operating income primarily resulted from lower refuse collection vehicle demand and an increase in production costs in excess of realized price increases.

Corporate — Corporate operating expenses increased $1.2 million to $24.5 million for the third quarter of fiscal 2011 compared to the prior year quarter. The increase was primarily a result of the utilization of outside resources to support the Company’s growth initiatives for fiscal 2012 and beyond.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $20.6 million to $20.4 million in the third quarter of fiscal 2011 compared to the prior year quarter. The decrease was largely due to the effects of lower borrowings as well as lower interest rates following a reduction in the amount of the Company’s interest rate swap in December 2010 and the refinancing of the Company’s credit agreement in September 2010. Average debt outstanding decreased from $1.51 billion during the third quarter of fiscal 2010 to $1.09 billion during the third quarter of fiscal 2011 as a result of strong cash flow generation during the past 12 months. The Company repaid an additional $25.0 million of debt during the third quarter of fiscal 2011.

Provision for Income Taxes — The Company recorded income tax expense of $36.6 million in the third quarter of fiscal 2011, or 34.8 percent of pre-tax income, compared to 29.3 percent of pre-tax income in the prior year quarter. The third quarter fiscal 2010 effective tax rate benefited from a $15.3 million favorable income tax audit settlement.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2011 of $5.47 billion and net income attributable to Oshkosh Corporation of $235.9 million, or $2.57 per share. This compares with net sales of $7.74 billion and income from continuing operations of $676.3 million, or $7.44 per share, in the first nine months of the prior year. Results for the first nine months of fiscal 2010 included per share charges of $0.21, net of income tax benefits, for the non-cash impairment of goodwill and other long-lived assets. Excluding asset impairment charges of $23.3 million(2), the Company reported net income from continuing operations of $695.0 million, or $7.65 per share, for the first nine months of fiscal 2010. The decreases in sales and income attributable to Oshkosh Corporation were primarily due to the completion of the initial 8,079 vehicles under the Company’s M-ATV contract in the first quarter of fiscal 2011. Combined M-ATV related vehicle and parts & service sales totaled $3.81 billion in the first nine months of fiscal 2010 compared to $958.4 million in the first nine months of fiscal 2011. The decrease in M-ATV related sales was offset in part by an increase in sales to external customers in the access equipment segment of $443.2 million, or 50.3 percent.

Conference Call

The Company will comment on third quarter earnings, its fiscal 2012 outlook and its multi-year growth strategy during a conference call at 9:00 a.m. EDT this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as income from continuing operations and earnings per share from continuing operations, both on a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as income from continuing operations and earnings per share from continuing

(2)  Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

operations, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash, intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the nine months ended June 30, 2010 (in millions, except per share amounts):

Non-GAAP income from continuing operations, net of tax	$695.0
Intangible asset impairment charges	(23.3)
Income tax benefit associated with intangible asset impairment charges	4.6
GAAP income from continuing operations, net of tax	$676.3

Non-GAAP income per share from continuing operations	$7.65
Intangible asset impairment charges per share	(0.21)
GAAP income per share from continuing operations	$7.44

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the expected level and timing of U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during periods of global economic weakness, tight credit markets and lower municipal spending; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than equity market expectations; the impact on revenues and margins of the decrease in M-ATV production rates; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to work stoppages and other labor matters, especially in light of the pending contract expiration for union employees at the Company’s Oshkosh defense facilities; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to pass on to customers price increases to offset higher input costs; risks related to costs and charges as a result of facilities consolidation and alignment, including that anticipated cost savings may not be achieved; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production delays arising from supplier quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the potential for disruptions or cost overruns in the Company’s global enterprise resource planning system implementation; the potential for increased costs relating to compliance with changes in laws and regulations; risks related to disruptions in the Company’s distribution networks; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$2,022.9	$2,439.0	$5,469.3	$7,737.3
Cost of sales	1,750.9	1,957.4	4,607.2	6,148.7
Gross income	272.0	481.6	862.1	1,588.6

Operating expenses:
Selling, general and administrative	130.8	126.2	389.5	359.3
Amortization of purchased intangibles	15.2	14.9	45.5	45.5
Intangible asset impairment charges	—	—	—	23.3
Total operating expenses	146.0	141.1	435.0	428.1
Operating income	126.0	340.5	427.1	1,160.5

Other income (expense):
Interest expense	(21.2)	(41.8)	(69.4)	(138.3)
Interest income	0.8	0.8	2.6	2.2
Miscellaneous, net	(0.5)	(1.3)	(0.4)	(0.1)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	105.1	298.2	359.9	1,024.3
Provision for income taxes	36.6	87.4	124.8	348.0
Income from continuing operations before equity in earnings of unconsolidated affiliates	68.5	210.8	235.1	676.3
Equity in earnings of unconsolidated affiliates	0.1	0.4	0.3	—
Income from continuing operations, net of tax	68.6	211.2	235.4	676.3
Loss on discontinued operations, net of tax	—	—	—	(2.9)
Net income	68.6	211.2	235.4	673.4
Net (income) loss attributable to the noncontrolling interest	(0.2)	—	0.5	—
Net income attributable to Oshkosh Corporation	$68.4	$211.2	$235.9	$673.4

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Continuing operations	$0.75	$2.34	$2.60	$7.53
Discontinued operations	—	—	—	(0.03)
	$0.75	$2.34	$2.60	$7.50

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Continuing operations	$0.75	$2.31	$2.57	$7.44
Discontinued operations	—	—	—	(0.03)
	$0.75	$2.31	$2.57	$7.41

Basic weighted average shares outstanding	91,030,847	90,174,086	90,821,066	89,750,291
Effect of dilutive stock options and other equity-based compensation awards	658,761	1,098,520	829,968	1,169,022
Diluted weighted average shares outstanding	91,689,608	91,272,606	91,651,034	90,919,313

Amounts attributable to Oshkosh Corporation common shareholders (in millions):
Income from continuing operations, net of tax	$68.4	$211.2	$235.9	$676.3
Loss on discontinued operations, net of tax	—	—	—	(2.9)
	$68.4	$211.2	$235.9	$673.4

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	September 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$393.8	$339.0
Receivables, net	982.9	889.5
Inventories, net	810.1	848.6
Deferred income taxes	55.8	86.7
Other current assets	60.0	52.1
Total current assets	2,302.6	2,215.9
Investment in unconsolidated affiliates	32.5	30.4
Property, plant and equipment:
Property, plant and equipment	821.1	821.0
Accumulated depreciation	(434.8)	(417.4)
Property, plant and equipment, net	386.3	403.6
Goodwill	1,066.1	1,049.6
Purchased intangible assets, net	859.0	896.3
Other long-term assets	86.1	112.8
Total assets	$4,732.6	$4,708.6

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$74.3	$215.9
Accounts payable	736.0	717.7
Customer advances	290.2	373.2
Payroll-related obligations	115.5	127.5
Income taxes payable	6.8	1.3
Accrued warranty	74.1	90.5
Deferred revenue	46.6	76.9
Other current liabilities	232.6	209.0
Total current liabilities	1,576.1	1,812.0
Long-term debt, less current maturities	1,037.4	1,086.4
Deferred income taxes	176.9	189.6
Other long-term liabilities	311.0	293.8
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,631.5	1,326.6
Noncontrolling interest	(0.3)	0.2
Total equity	1,631.2	1,326.8
Total liabilities and equity	$4,732.6	$4,708.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	June 30,
	2011	2010
Operating activities:
Net income	$235.4	$673.4
Non-cash asset impairment charges	—	23.3
Loss on sale of discontinued operations, net of tax	—	2.9
Depreciation and amortization	105.1	118.7
Deferred income taxes	11.5	(37.1)
Stock-based compensation expense	11.5	9.9
Foreign currency transaction (gains) losses	(0.8)	16.1
Other non-cash adjustments	(2.8)	(0.2)
Changes in operating assets and liabilities	(81.2)	(276.3)
Net cash provided by operating activities	278.7	530.7

Investing activities:
Additions to property, plant and equipment	(53.9)	(59.3)
Additions to equipment held for rental	(3.1)	(4.8)
Proceeds from sale of property, plant and equipment	1.0	0.6
Proceeds from sale of equipment held for rental	13.1	8.4
Other investing activities	(4.2)	2.1
Net cash used by investing activities	(47.1)	(53.0)

Financing activities:
Repayment of long-term debt	(65.4)	(1,082.2)
Proceeds from issuance of long-term debt	—	500.0
Repayments under revolving credit facility, net	(125.0)	—
Debt issuance costs	(0.2)	(11.2)
Proceeds from exercise of stock options	7.9	18.5
Other financing activities	2.1	5.7
Net cash used by financing activities	(180.6)	(569.2)

Effect of exchange rate changes on cash	3.8	(14.4)
Increase (decrease) in cash and cash equivalents	54.8	(105.9)
Cash and cash equivalents at beginning of period	339.0	530.4
Cash and cash equivalents at end of period	$393.8	$424.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales:
Defense	$1,107.0	$1,700.7	$3,193.0	$5,830.6
Access equipment	580.1	711.2	1,378.6	2,475.1
Fire & emergency	216.0	222.0	594.7	661.3
Commercial	158.5	158.3	429.7	459.3
Intersegment eliminations	(38.7)	(353.2)	(126.7)	(1,689.0)
Consolidated	$2,022.9	$2,439.0	$5,469.3	$7,737.3

Operating income (loss):
Defense	$112.5	$304.1	$472.0	$1,096.6
Access equipment	29.5	30.9	30.5	90.0
Fire & emergency	4.4	18.3	0.4	35.6
Commercial	3.7	7.0	1.3	11.5
Corporate	(24.5)	(23.3)	(81.2)	(71.5)
Intersegment eliminations	0.4	3.5	4.1	(1.7)
Consolidated	$126.0	$340.5	$427.1	$1,160.5

	June 30,
	2011	2010
Period-end backlog:
Defense	$4,855.6	$4,462.0
Access equipment	613.6	198.2
Fire & emergency	458.2	462.7
Commercial	125.6	81.3
Consolidated	$6,053.0	$5,204.2

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